SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Nottingham Investment Trust II
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The Brown Capital Management Small Company Fund 1201 N. Calvert Street Baltimore, Maryland 21202
October 27, 2011

IMPORTANT UPDATE NOTICE REGARDING YOUR INVESTMENT

Dear Shareholder:

You recently received an urgent communication encouraging you to vote your proxy for the Brown Capital Management Small Company Fund. The language used was not intended to alarm you, but sought to reflect the culmination of our proxy solicitor’s efforts to reach you in advance of The Special Meeting of Shareholders. This meeting is now adjourned until November 16th. Our records indicate that we have not yet received your voting instructions and trust you will take a few minutes to provide this information. Not only does your vote meaningfully affect the future of your Fund, but helps us manage your fund expenses by reducing the cost of further solicitations. Another copy of your ballot(s) is enclosed.

Should you have any questions regarding the proposals, or to vote your shares by phone, please call the toll-free number 1-800-232-1217. The voting options below have been established to simplify the time and effort dedicated to voting.

1.  Vote by Phone with a Representative. You may cast your vote by telephone by calling 1-800-232-1217. Representatives are available to record your voting instructions Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

2. Vote by Touch-tone Phone. You may cast your vote via a touch-tone voting line by calling the toll-free number found on the enclosed proxy card.

3. Vote Through the Internet. You may cast your vote using the Internet by logging into the Internet address located on the enclosed proxy card and following the instructions on the website.

4. Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

Please respond promptly using one of the aforementioned options, the sooner you do, the sooner you will be removed from our solicitor’s call list. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.

Thank you in advance for your assistance with this important matter and your investment in the Brown Capital Management Small Company Fund.

Sincerely,

Keith A. Lee
President of the Fund

NOBO/REG